Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    April 28, 2005

AMREP CORPORATION

(Exact Name of Registrant as Specified in Charter)

Oklahoma	1-4702	59-0936128
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

641 Lexington Avenue, New York, New York                      10022

(Address of Principal Executive Offices)                    (Zip Code)

Registrant’s telephone number, including area code (212) 705-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As reported in Item 2.03 of this Current Report, on April 28, 2005 various of the Registrant’s subsidiaries comprising its Kable Media Services group entered into an Amended and Restated Loan and Security Agreement with LaSalle Bank National Association. A copy of the Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K, and such Exhibit as well as the description of the Agreement included in Item 2.03 of this Current Report are incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On April 28, 2005, the subsidiaries comprising the Registrant’s Kable Media Services group entered into an Amended and Restated Loan and Security Agreement (the “Credit Agreement”) with LaSalle Bank National Association, as lender (the “Lender”). The Credit Agreement provides for a secured $11,000,000 revolving credit facility for the Registrant’s Kable Fulfillment Services operations (the “Fulfillment Group”) and a separate $9,000,000 secured revolving credit facility for the Registrant’s Kable Distribution Services operations (the “Distribution Group”). An additional $3,000,000 is available under the Credit Agreement for capital expenditures. The Credit Agreement also governs previous loans made by the Lender to finance certain Fulfillment Group capital expenditures. The outstanding amount of these previous loans is approximately $4.9 million, and they mature in monthly installments through October 2007.

The Credit Agreement provides for up to $11,000,000 of revolving borrowings by the Fulfillment Group and separately for up to $9,000,000 of revolving borrowings by the Distribution Group. Revolving loans are available under the Credit Agreement until May 1, 2010 when the Lender’s loan commitment expires. The revolving borrowings by each borrower Group bear annual interest at such borrower Group’s option at (i) the Lender’s prime rate as in effect from time to time, (ii) the LIBOR overnight rate as in effect from day to day adjusted for regulatory reserve requirements, or (iii) the LIBOR 30-day rate as in effect at or about the start of each month adjusted for regulatory reserve requirements plus, in the case of LIBOR based loans, a margin established quarterly of from 1.75 to 2.50 percent depending upon the borrower Group’s funded debt to EBITDA ratio. An additional fee of 0.25 percent per annum on unused portions of the revolving commitments is also payable. The revolving borrowing available to each borrower Group up to the stated maximum amount is based upon 85% of its eligible accounts receivable (as defined).

Capital expenditure borrowings may be made under the Credit Agreement until May 1, 2006 and are repayable over four years in equal monthly installments of principal plus interest at the borrower Group’s option at a floating rate equal to the Lender’s prime rate as in effect from time to time, or at the Lender’s four-year cost of funds rate at the time of the borrowing plus, in the case of a fixed rate borrowing, a margin established quarterly of from 1.75 to 2.50 percent depending upon the ratio of the borrower Group’s funded debt to EBITDA ratio.

All borrowings under the Credit Agreement of each borrower Group are secured by its accounts receivable and substantially all of its other assets.

The Credit Agreement contains a number of restrictive covenants including those limiting each borrower Group from incurring additional indebtedness, subjecting its assets to liens, making investments, making distributions in excess of certain permitted amounts established based upon earnings, and making capital expenditures beyond certain allowed amounts. The Credit Agreement also includes certain financial covenants for each borrower Group establishing a minimum fixed charge coverage ratio, minimum shareholder’s equity and maximum average funded debt to EBITDA ratio.

It is an event of default under the Credit Agreement if a borrower Group fails to make the payments required of it under the Credit Agreement or otherwise to fulfill the covenants applicable to it under the Credit Agreement or the related collateral agreements. In the case of events of default which are unremedied within allowable grace periods, the Lender may terminate its loan commitment to the defaulting borrower Group and demand immediate repayment of all outstanding borrowings of that borrower Group; however, the default of either borrower Group will not affect the status of the other.

On April 28, 2005, approximately $15.5 million was borrowed under the Credit Agreement and was used for the most part to pay in full all amounts outstanding under the Loan Agreement dated as of April 4, 2002, as amended, among various of the Kable companies and U.S. Bank National Association which was scheduled to expire on May 1, 2005. Additional proceeds from revolving borrowings under the Credit Agreement will be used to finance the working capital needs of the Fulfillment Group and Distribution Group.

A copy of the Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K, and such Exhibit is incorporated into this Item 2.03 by reference and any description of the Credit Agreement in this Item 2.03 is qualified by such reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1.

Amended and Restated Loan and Security Agreement dated as of April 28, 2005 among Kable News Company, Inc., Kable Distribution Services, Inc., Kable News Export, Ltd., Kable News International, Inc., Kable Fulfillment Services, Inc. and Kable Fulfillment Services of Ohio, Inc. and LaSalle Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3 , 2005

AMREP Corporation

By: /s/ Peter M. Pizza
Peter M. Pizza, Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Loan and Security Agreement dated as of April 28, 2005 among Kable News Company, Inc., Kable Distribution Services, Inc., Kable News Export, Ltd., Kable News International, Inc., Kable Fulfillment Services, Inc. and Kable Fulfillment Services of Ohio, Inc. and LaSalle Bank National Association.